UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 18, 2007 (January 11, 2007)
Date of Report (Date of earliest event reported)

Protective Life Insurance Company
(Exact name of registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation)	001-31901 (Commission File Number)	63-0169720 (IRS Employer Identification No.)

2801 Highway 280 South
Birmingham, Alabama 35223
(Address of principal executive offices) (Zip Code)

(205) 268-1000
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 11, 2007, Protective Life Insurance Company (“Protective Life”), a wholly-owned subsidiary of Protective Life Corporation (“PLC”), and Wachovia Development Corporation (“Wachovia”) entered into agreements to refinance and extend the maturity of the $75 million operating lease dated February 1, 2000, as amended, between Protective Life and an affiliate of Wachovia. PLC acts as Guarantor of Protective Life’s obligations under the amended and restated operating lease and other related agreements (collectively, the “lease arrangement”). The subject of the operating lease is an office building and parking garage adjacent to Protective Life’s offices (the “Facility”). The lease term will expire on January 11, 2014.

During the lease term, rent will be payable monthly in an amount equal to the aggregate accrued unpaid yield on Wachovia’s investment. This yield will be based on the one-month LIBOR rate plus a “spread” based on PLC’s debt rating. Projected payments during the lease term total $106.3 million (assuming Protective Life exercises its right to purchase the Facility for $75 million at the end of the lease term).

If Protective Life fails to pay the required rent or another event of default occurs, Wachovia may declare the principal amount of its unrecovered investments and the accrued yield thereon and all other amounts payable by Protective Life immediately due and payable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Protective Life Insurance Company
By:	/s/ STEVEN G. WALKER Steven G. Walker Senior Vice President, Controller and Chief Accounting Officer

Date: January 18, 2007